EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, July 29, 2021	(302) 883-6592

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2021

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2021.

The Company held a NASCAR triple-header weekend at Dover International Speedway in May and a NASCAR triple-header weekend, which included the return of NASCAR Cup Series racing to the Nashville market, at Nashville Superspeedway in June.

No events were held during the second quarter of 2020 as the COVID-19 pandemic caused the postponement of the Company’s scheduled May NASCAR weekend and the cancelation of the Firefly Music Festival. The three NASCAR events originally scheduled to be held in May 2020 were held without fans in combination with the August 2020 NASCAR weekend events. Accordingly, the results for the second quarter are not comparable to last year.

Revenues for the second quarter of 2021 increased to $49,896,000 from $110,000 for the second quarter of 2020, reflecting the timing of events described above.

The quarter was highlighted by our reopening of Nashville Superspeedway with a Father’s Day sellout crowd, which required temporary grandstands to accommodate. It was the first full grandstand sellout for NASCAR this year. Broadcast ratings for the ALLY 400 were 22% higher for NBCSN’s telecast compared with the previous year’s same date event and it was the second highest rated sports event on cable that week behind the NBA playoffs. Denis McGlynn, the Company’s President and Chief Executive Officer, stated: “There was an overwhelmingly positive response to the Nashville events from fans, race teams, sponsors and media representatives and we are looking forward to hosting another NASCAR weekend in Nashville next year.”

Dover International Speedway’s admissions and per cap related revenues were impacted by state-mandated restrictions that limited attendance to 20,000 patrons. The event was an operational success and had strong corporate sponsorship and contracted increases in broadcast revenue.

Operating and marketing expenses were $29,405,000 in the second quarter of 2021 compared to $812,000 in the second quarter of 2020.

General and administrative expenses were $2,203,000 in the second quarter of 2021 compared to $1,877,000 in the second quarter of 2020.

Depreciation expense increased to $809,000 for the second quarter of 2021 compared to $765,000 for the second quarter of 2020, primarily from depreciation for the capital expenditures related to the reopening of Nashville Superspeedway.

On May 26, 2021, we closed on the sale of approximately 350 acres of property near Nashville Superspeedway. Proceeds from the sale, less closing costs, were approximately $14,300,000, resulting in a gain of $8,510,000. The purchaser had previously paid a $500,000 deposit that was credited to the purchase price.

The adjustment to the contingent obligation relating to the Tennessee revenue bonds was a benefit of $500,000 in the second quarter of 2021, primarily from higher than anticipated sales taxes collected available for debt service. The benefit of $353,000 in the second quarter of 2020 was primarily from changed sales tax assumptions associated with the planned reopening of Nashville Superspeedway.

Earnings before income taxes for the second quarter of 2021 were $26,627,000 compared to a loss before income taxes for the second quarter of 2020 of ($2,844,000).

The Company’s effective income tax rate was an expense of 25.8% compared to a benefit of 75.8% in the second quarter of 2020. The 2020 benefit was the result of reversing a portion of a previously recorded valuation allowance on Tennessee state deferred tax assets as a result of the reopening of the Nashville Superspeedway.

Net earnings for the second quarter of 2021 were $19,745,000, or $0.54 per diluted share, compared to a net loss for the second quarter of 2020 of ($689,000) or ($0.02) per diluted share.

At June 30, 2021, the Company had no outstanding indebtedness and approximately $18.6 million in available cash.

The Firefly Music Festival is scheduled to return to the Woodlands at Dover International Speedway from September 23-26, 2021.

* * *

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Admissions	$5,786	$-	$5,786	$-
Event-related	7,040	110	7,197	314
Broadcasting	37,039	-	37,039	-
Other	31	-	31	-
	49,896	110	50,053	314

Expenses:
Operating and marketing	29,405	812	31,001	1,800
General and administrative	2,203	1,877	4,458	3,864
Depreciation	809	765	1,572	1,533
Cost to remove long-lived assets	-	-	-	341
	32,417	3,454	37,031	7,538

Gain on sale of land	8,510	-	8,510	-

Operating earnings (loss)	25,989	(3,344)	21,532	(7,224)

Interest expense, net	(17)	(16)	(32)	(13)
Benefit (provision) for contingent obligation	500	353	534	(16)
Other income, net	155	163	280	25

Earnings (loss) before income taxes	26,627	(2,844)	22,314	(7,228)

Income tax (expense) benefit	(6,882)	2,155	(5,771)	3,399

Net earnings (loss)	$19,745	$(689)	$16,543	$(3,829)

Net earnings (loss) per common share:
Basic	$0.54	$(0.02)	$0.45	$(0.11)
Diluted	$0.54	$(0.02)	$0.45	$(0.11)

Weighted average shares outstanding:
Basic	35,914	35,836	35,914	35,835
Diluted	35,914	35,836	35,914	35,835

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	June 30,	December 31,
	2021	2020	2020
ASSETS
Current assets:
Cash	$18,636	$2,886	$12,568
Accounts receivable	17,999	1,035	601
Inventories	24	18	18
Prepaid expenses and other	798	1,493	1,557
Income taxes receivable	-	353	24
Assets held for sale	-	1,622	5,844
Total current assets	37,457	7,407	20,612

Property and equipment, net	70,038	68,398	63,075
Right of use asset	182	150	112
Deferred income taxes	1,208	-	2,425
Other assets	1,474	1,156	1,322
Total assets	$110,359	$77,111	$87,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,493	$26	$570
Accrued liabilities	6,418	2,948	3,463
Income taxes payable	4,115	-	-
Contract liabilities	857	3,676	1,395
Non-refundable deposit	-	500	500
Total current liabilities	13,883	7,150	5,928

Liability for pension benefits	621	863	871
Lease liability	85	73	33
Provision for contingent obligation	2,684	3,404	3,218
Deferred income taxes	8,874	5,300	8,469
Total liabilities	26,147	16,790	18,519

Stockholders' equity:
Common stock	1,793	1,788	1,786
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,258	101,112	101,207
Accumulated deficit	(16,947)	(40,797)	(32,032)
Accumulated other comprehensive loss	(3,743)	(3,633)	(3,785)
Total stockholders' equity	84,212	60,321	69,027
Total liabilities and stockholders' equity	$110,359	$77,111	$87,546

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Operating activities:
Net earnings (loss)	$16,543	$(3,829)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation	1,572	1,533
Amortization of credit facility fees	31	28
Stock-based compensation	175	218
Deferred income taxes	1,599	(3,399)
Provision for contingent obligation	(534)	16
(Gains) losses on equity securities	(92)	50
Gain on sale of land	(8,510)	-
Changes in assets and liabilities:
Accounts receivable	(17,398)	(390)
Inventories	(6)	-
Prepaid expenses and other	701	(321)
Accounts payable	641	(93)
Accrued liabilities	2,964	(762)
Income taxes payable/receivable	4,139	(70)
Contract liabilities	(538)	2,700
Liability for pension benefits	(184)	(73)
Net cash provided by (used in) operating activities	1,103	(4,392)

Investing activities:
Capital expenditures	(7,253)	(196)
Proceeds from sale of land and equipment, net	13,826	-
Purchases of equity securities	(8)	(240)
Proceeds from sale of equity securities	13	231
Net cash provided by (used in) investing activities	6,578	(205)

Financing activities:
Borrowings from revolving line of credit	-	180
Repayments on revolving line of credit	-	(180)
Dividends paid	(1,458)	-
Repurchase of common stock	(117)	(94)
Credit facility fees	(38)	-
Net cash used in financing activities	(1,613)	(94)

Net increase (decrease) in cash	6,068	(4,691)
Cash, beginning of period	12,568	7,577
Cash, end of period	$18,636	$2,886